Exhibit 99.1

News Release

For Immediate Release

USA Technologies Contact:	Investor Relations Contact:
George Jensen, Chairman & CEO	Marlon Nurse, Vice President
Stephen P. Herbert, President & COO	Porter, LeVay & Rose
e-mail: sherbert@usatech.com	Phone: (212) 564-4700
Phone: (800) 633-0340

USA Technologies, Inc. Announces Successful Conclusion of Rights Offering

Malvern, PA, August 7, 2009 -- USA Technologies, Inc. (Nasdaq: USAT) announced today the receipt of $14,571,584 of gross proceeds at the closing of its rights offering. The net proceeds, after deduction of fees and expenses, including dealer-manager fees, are expected to be approximately $13,258,707.  The Company intends to use the net proceeds for general corporate purposes, to fund future growth and its Quick Start Program for customers.

In accordance with the terms of the Company’s rights offering, the Company issued an aggregate of 7,285,792 shares for $2.00 per share and 7,285,792 warrants. The warrants entitle the holder to purchase one share of common stock at the exercise price of $2.20 per share of common stock commencing January 1, 2010 and through December 31, 2011. Effective today, the warrants commenced trading on the Nasdaq Global Market under the symbol USATW.

“We are pleased that USAT has been able to strengthen its equity capital base through the support of our shareholders and the investors who subscribed for shares through the rights offering. We are well positioned to grow, including through our Quick Start Program” said George R. Jensen, Jr., USAT's Chief Executive Officer. The Quick Start Program allows USA Technologies’ customers to rapidly deploy the ePort cashless payment solution in the vending, kiosk, laundry and other unattended retail industries without tapping into capital dollars. Under the program, customers pay a monthly fee which combines the cost of the ePort device and the ePort Connect® suite of turnkey, PCI-compliant card processing, communications, reporting and data services.

William Blair & Company and Maxim Group LLC acted as the dealer-managers for the rights offering.

About USA Technologies:
USA Technologies is a leader in the networking of wireless non-cash transactions, associated financial/network services and energy management. USA Technologies provides networked credit card and other non-cash systems in the vending, commercial laundry, hospitality and digital imaging industries. The Company has agreements with AT&T, Visa, MasterCard, First Data, Compass and others.

Forward-looking Statements
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation statements regarding the company's expectations as to determination of the final net proceeds from the offering, as well as the expected use of the net proceeds from the closing, the  financial position, business strategy and the plans and objectives of the company's management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the company's management, as well as assumptions made by and information currently available to the company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business, financial market and economic conditions Readers are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, the company does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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